Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980
LANNETT REPORTS FISCAL 2007 THIRD-QUARTER FINANCIAL RESULTS
Philadelphia, PA — May 7, 2007 — Lannett Company, Inc. (AMEX: LCI) today reported financial results for the fiscal 2007 third quarter and nine months ended March 31, 2007.
For the third quarter of fiscal 2007, net sales were $20.3 million, compared with $15.7 million for the fiscal 2006 third quarter. Net income was $0.2 million, or $0.01 per basic and diluted share. This compares with fiscal 2006 third quarter net income of $1.3 million, or $0.05 per basic and diluted share.
For the nine months ended March 31, 2007, net sales were $65.2 million, compared with $44.6 million for the same period in the prior year. Net income was $2.8 million, or $0.12 per basic and diluted share. This compares with the prior year period net income of $4.1 million, or $0.17 per basic and diluted share.
“We have successfully grown our top line with increased sales of distributed products, as a result of the strategic alliances formed since the beginning of last year,” said Arthur Bedrosian, president and chief executive officer of Lannett. “However, sales of in-house manufactured products, which typically carry higher margins, have been restrained due to the delays we continue to experience in receiving drug approvals from the FDA. We fully expect our pending product applications to eventually be approved by the FDA. In the meantime, we are devoting increased resources to expanding our pipeline with an active drug development program.”
For the third quarter of fiscal 2007, gross profit was $6.3 million, or 31% of net sales, compared with $6.3 million, or 40% of net sales, in the third quarter of fiscal 2006. Research and development expenses increased to $2.3 million from $1.3 million in the same period of fiscal 2006. SG&A expenses were $3.2 million, compared with $2.6 million, in last year’s third quarter. Amortization expense was $0.4 million for the third quarter of both fiscal 2007 and 2006.
For the nine months ended March 31, 2007, gross profit was $21.1 million, or 32% of net sales, compared to $20.3 million, or 46% of net sales, for the same period in the prior year. Research and development expenses increased to $5.6 million from $4.8 million in the same period of the prior year. SG&A expenses increased to $9.5 million, compared with $7.3 million, in the same period last year. Amortization expense was $1.3 million for the first nine months of both fiscal 2007 and 2006.
About Lannett Company:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit the company’s website at www.lannett.com.
This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, including, but not limited to, pending ANDAs and products in various stages of development, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.
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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	(UNAUDITED)		(UNAUDITED)
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006

Net sales	$20,302,576	$15,737,180	$65,186,747	$44,607,481
Cost of sales	14,032,421	9,404,156	44,123,101	24,330,916

Gross profit	6,270,155	6,333,024	21,063,646	20,276,565

Research and development	2,269,677	1,252,108	5,586,213	4,814,186
Selling, general, & administrative	3,192,877	2,554,595	9,537,333	7,332,135
Amortization of intangible assets	446,166	446,166	1,338,498	1,338,499

Operating income	361,435	2,080,155	4,601,602	6,791,745

Other income	22,898	30,906	101,308	83,869

Income before taxes	384,333	2,111,061	4,702,910	6,875,614

Income tax expense	153,733	856,402	1,882,644	2,752,335

Net income	$230,600	$1,254,659	$2,820,266	$4,123,279

Earnings per share:
Basic	$0.01	$0.05	$0.12	$0.17

Diluted	$0.01	$0.05	$0.12	$0.17

Shares used to calculate earnings per share:
Basic	24,164,385	24,135,723	24,155,556	24,126,588

Diluted	24,218,406	24,201,162	24,205,347	24,174,198

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	(unaudited)
	March 31,	June 30,
	2007	2006
Assets:
Current Assets:
Cash	$4,316,849	$468,359
Trade accounts receivable, net	29,057,307	24,921,671
Inventories	13,058,531	11,476,503
Prepaid taxes	2,846,023	3,212,511
Other current assets	1,934,823	1,946,631
Deferred tax asset	1,461,172	1,461,172

Total current assets	52,674,705	43,486,847

Property and equipment, net	20,847,240	19,645,549

Investment securities-available-for-sale	3,780,094	5,621,609
Note Receivable	10,509,736	3,182,498
Deferred tax asset	16,169,695	18,070,674
Intangible asset, net	12,492,668	13,831,168
Construction in progress	746,700	1,955,508
Other assets	231,832	198,211

Total Assets	$117,452,670	$105,992,064

Liabilities and Shareholders’ Equity:
Current liabilities	$28,084,652	$20,040,608
Long-term debt, less current portion	7,193,145	7,649,806
Deferred income taxes and other liabilities	2,545,734	2,545,734
Shareholders’ equity	79,629,139	75,755,916

Total Liabilities and Shareholders’ Equity	$117,452,670	$105,992,064